UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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KCAP Financial, Inc.

(Name of Registrant as Specified in Its Charter)

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KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, New York 10017

May 7, 2013

 Dear Shareholder:

You are cordially invited to attend a Special Meeting of Shareholders of KCAP Financial, Inc. to be held on Friday, June 21, 2013 at 10:00 a.m., local time, at the offices of KCAP Financial, Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017.

Details regarding the business to be conducted at the special meeting are more fully described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement.

It is important that your shares be represented at the special meeting. If you are unable to attend the special meeting in person, I urge you to complete, date and sign the enclosed proxy card and promptly return it in the envelope provided. Your vote is important.

Sincerely yours,

Dayl W. Pearson
President and Chief Executive Officer

KCAP Financial, Inc.

Special Meeting of Shareholders

New York, New York

Friday, June 21, 2013

Meeting begins at 10:00 a.m. • Doors open at 9:30 a.m.

Offices of KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, New York 10017

Principal executive offices of KCAP Financial, Inc.:

295 Madison Avenue, 6th Floor, New York, New York 10017

(212) 455-8300

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of KCAP Financial, Inc.:

Notice is hereby given that a Special Meeting of Shareholders of KCAP Financial, Inc. (“we,” “KCAP Financial” or the “Company”) will be held at the offices of the Company, 295 Madison Avenue, 6th Floor, New York, New York 10017 on Friday, June 21, 2013 at 10:00 a.m., local time, for the following purposes, which are more completely set forth in the accompanying proxy statement:

1.      To approve a proposal to authorize the Company, with approval of its Board of Directors, to sell shares of its common stock, par value $0.01 per share, or warrants, options or rights to acquire such common stock at a price below the then current net asset value per share of such common stock, subject to certain limitations described in the proxy statement;

2.      To approve the issuance of shares upon conversion of the Convertible Notes into more than 20% of our common stock outstanding issued at a discount to the Company’s net asset value per share under applicable Nasdaq rules; and

3.      To transact such other business as may properly come before the special meeting.

It is expected that the Notice of Special Meeting, this proxy statement and the form of proxy card will first be mailed to shareholders on or about May 7, 2013. On or about May 7, 2013, the Company will also begin mailing a Notice of Internet Availability of KCAP Financial’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

Shareholders of record at the close of business on April 26, 2013 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof.

Important Notice Regarding the Availability of Proxy Materials for the Special Shareholder Meeting To Be Held on June 21, 2013: The proxy statement is available at www.kcapfinancial.com.

By order of the Board of Directors,

Edward U. Gilpin
Secretary

May 7, 2013

YOUR VOTE IS IMPORTANT

We are offering registered shareholders the opportunity to vote their shares electronically through the Internet or by telephone. Please see the proxy statement and the enclosed proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed proxy, or to vote electronically through the Internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured at the special meeting. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. Voting your shares by the enclosed proxy, or electronically, does not affect your right to vote in person in the event you attend the special meeting. You are cordially invited to attend the special meeting, and KCAP Financial requests that you indicate your plans in this respect in the space provided on the enclosed form of proxy or as prompted if you vote electronically.

KCAP Financial, Inc.

Notice of Special Meeting of Shareholders,

Proxy Statement and Other Information

Contents
Page

INTRODUCTION	2

VOTING SECURITIES	3

PROPOSAL 1: TO AUTHORIZE THE COMPANY, WITH APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK OR WARRANTS, OPTIONS OR RIGHTS TO ACQUIRE COMMON STOCK AT A PRICE BELOW THE THEN CURRENT NET ASSET VALUE PER SHARE OF SUCH COMMON STOCK, SUBJECT TO CERTAIN LIMITATIONS DESCRIBED IN THIS PROXY STATEMENT	4

PROPOSAL 2: TO APPROVE THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTES INTO MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING ISSUED AT A DISCOUNT TO THE COMPANY’S NET ASSET VALUE PER SHARE UNDER APPLICABLE NASDAQ RULES	12

OTHER MATTERS	13

i

KCAP Financial, Inc.

295 Madison Avenue, 6th Floor

New York, New York 10017

(212) 455-8300

PROXY STATEMENT

INTRODUCTION

The enclosed proxy, for use at a Special Meeting of Shareholders (the “Special Meeting”) to be held at the offices of KCAP Financial, Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017 on Friday, June 21, 2013 at 10:00 a.m., local time, and any adjournments or postponements thereof, is being solicited on behalf of the Board of Directors (the “Board”) of the Company. As used in this proxy statement, the terms “we,” “us,” “our,” “Company” or “KCAP Financial” refer to KCAP Financial, Inc.

A shareholder may also choose to vote electronically by accessing the Internet site stated on the form of proxy or by using the toll-free telephone number stated on the form of proxy. The proxy may be revoked by the shareholder by giving notice of revocation to KCAP Financial in writing, by accessing the Internet site stated on the form of proxy, by using the toll-free telephone number stated on the form of proxy, or in person at the Special Meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated proxy, by submitting a later-dated electronic vote through the Internet site stated on the form of proxy, by using the toll-free telephone number stated on the form of proxy or in person at the Special Meeting. All properly executed proxies received by the Board and all properly authenticated electronic votes recorded through the Internet or by telephone will be voted as directed by the shareholder. All properly executed proxies received by the Board that do not specify how shares should be voted will be voted “FOR” Proposal 1: To Authorize the Company, with approval of the Board, to sell shares of its common stock, par value $0.01 per share (“Common Stock”), or warrants, options or rights to acquire its Common Stock at a price below the Company’s then current net asset value per share of such Common Stock, subject to certain limitations described in this proxy statement. (“Proposal 1”) and “FOR” Proposal 2: To approve the issuance of shares upon conversion of the convertible notes into more than 20% of our common stock outstanding issued at a discount to the Company’s net asset value per share under applicable Nasdaq rules (“Proposal 2”).

Because no routine discretionary matters for which broker non-votes may be submitted will be considered at the Special Meeting, broker non-votes, if any, will be treated as not present at the Special Meeting and, thus, not entitled to vote with respect to Proposal 1.

KCAP Financial will bear the expense of the solicitation of proxies for the Special Meeting. Solicitation of proxies may be made by mail, personal interview or telephone by officers, directors and other employees of the Company and by employees of the Company’s transfer agent, American Stock Transfer & Trust Company (“AST”), and employees of Broadridge Financial Solutions, Inc. (“Broadridge”). The Company will reimburse AST, Broadridge and the Company’s banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in the preparation and mailing of proxy materials to shareholders. In addition, the Company has retained Phoenix Advisory Partners LLC, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee estimated to be $8,000, plus reimbursement of out-of-pocket expenses.

The Internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the shareholder.

It is expected that this proxy statement and the accompanying Notice of Special Meeting of Shareholders and proxy card will first be mailed to shareholders on or about May 7, 2013.

On or about May 7, 2013, the Company will also begin mailing a Notice of Internet Availability of KCAP Financial’s Proxy Materials to shareholders informing them that this proxy statement and voting instructions are available online. As more fully described in that Notice, all shareholders may choose to access proxy materials on the Internet or may request to receive paper copies of the proxy materials.

VOTING SECURITIES

Voting Rights

The record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting was the close of business on April 26, 2013 (the “Record Date”). On the Record Date, there were [•] shares of Common Stock, the Company’s only voting securities, outstanding. Each share of Common Stock is entitled to one vote. Under the Company’s bylaws, the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Special Meeting shall constitute a quorum for the transaction of business at the Special Meeting. Shares of Common Stock represented in person or by proxy, including shares which abstain, will be counted for purposes of determining whether a quorum is present. As broker non-votes will be treated as not present at the Special Meeting and, thus, as not entitled to vote with respect to Proposal 1, broker non-votes (if any) will not be counted for quorum purposes. In addition, holders of our 8.75% Convertible Senior Notes due 2016 (the “Convertible Notes”) are not eligible to vote on Proposal 2 as described in this proxy statement in accordance with Nasdaq Listing Rules.

Vote Required for Proposal 1

The affirmative vote of:

(i)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting; and

(ii)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting that are not held by “affiliated persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of the Company is required to approve Proposal 1.

For purposes of proposal 1, the 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less.

Abstentions will be considered present at the Special Meeting and will have the effect of a vote against Proposal 1. Broker non-votes (if any) will be treated as not present at the Special Meeting and, as a result, will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Special Meeting but would have the same effect as a vote against Proposal 1 if the Company did not obtain the approval of 67% or more of the voting securities present and instead were seeking to obtain the affirmative vote of 50% of the outstanding voting securities of the Company. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of Proposal 1. If Proposal 1 is not approved, the Board will consider alternatives available at that time.

Vote Required for Proposal 2

The approval of the issuance of shares upon conversion of the Convertible Notes into more than 20% of our common stock outstanding issued at a discount to the Company’s net asset value per share under applicable Nasdaq rules requires the affirmative vote of a majority of the total votes cast on the proposal at the Special Meeting, either in person or by proxy. Holders of the Convertible Notes are not eligible to vote on Proposal 2 as described in this proxy statement in accordance with Nasdaq Listing Rules. Abstentions and broker “non-votes” will have no effect with respect to the approval of Proposal 2.

Additional Solicitation

If there are not enough votes to approve the proposals at the Special Meeting, the shareholders who are represented may adjourn the Special Meeting to permit the further solicitation of proxies. Any adjournment will require the affirmative vote of a majority of those shares that are represented at the Special Meeting in person or by proxy, whether or not a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless marked to be voted against proposals, to permit the further solicitation of proxies. Abstentions and broker non-votes, if any, will not have any effect on the result of the vote for adjournment. If the proposals are not approved, the Board will consider alternatives available at that time.

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PROPOSAL 1: TO AUTHORIZE THE COMPANY, WITH APPROVAL OF ITS BOARD OF DIRECTORS, TO SELL SHARES OF ITS COMMON STOCK OR WARRANTS, OPTIONS OR RIGHTS TO ACQUIRE COMMON STOCK AT A PRICE BELOW THE THEN CURRENT NET ASSET VALUE PER SHARE OF SUCH COMMON STOCK, SUBJECT TO CERTAIN LIMITATIONS DESCRIBED IN THIS PROXY STATEMENT

The Company is an internally managed, non-diversified closed-end investment company that has elected to be regulated as a business development company (a “BDC”) under the 1940 Act. The 1940 Act prohibits the Company from selling shares of its Common Stock or warrants, options or rights to acquire its Common Stock at a price below the then current net asset value per share of such Common Stock, subject to certain exceptions. One of these exceptions permits the sale of Common Stock or warrants, options or rights to acquire Common Stock at a price below the then current net asset value per share of such Common Stock if the sale is approved by holders of a majority of the Company’s outstanding voting securities and by the holders of a majority of the Company’s outstanding voting securities who are not “affiliated persons” (as defined in the 1940 Act) of the Company within one year immediately prior to any such sale.

Pursuant to Proposal 1, the Company is seeking the approval of its shareholders so that it may, in one or more public or private offerings of its Common Stock, sell or otherwise issue shares of its Common Stock or warrants, options or rights to acquire its Common Stock at a price below the then current net asset value per share of such Common Stock, subject to certain conditions discussed below. Such a sale may be to third parties, current shareholders or affiliates of the Company. If approved, the authorization would be effective for a period expiring on the one-year anniversary of the date of the shareholder approval. If the Company issues any warrants, options or rights to acquire Common Stock, the issuance of any Common Stock upon the exercise of any such warrants, options or rights may only be effected within one year of such shareholder approval to the extent such issuance would result in an acquisition of Common Stock at a price below the then current net asset value per share of such Common Stock. There is no limitation on the number of shares of Common Stock the Company may issue pursuant to this Proposal. If any warrants, options or rights to acquire the Company’s Common Stock are issued, the terms of such securities, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters, will be determined by the Board.

Reasons to Offer Common Stock or Warrants, Options or Rights to Acquire Common Stock at a Price Below Net Asset Value

Beginning in 2007, the U.S. capital markets entered into a period of disruption as evidenced by a lack of liquidity in the debt capital markets, significant write-offs, the re-pricing of credit risk and the failure of major financial institutions. These factors accelerated during the last half of 2008, and the number of investors selling assets because they had to repay debt or meet equity redemption requirements or other obligations increased significantly during the last half of 2008 and first half of 2009. This created forced selling that negatively impacted valuations of debt securities in most markets. While the valuation of debt securities has improved since this time, the prolonged recession and stagnant economy continue to negatively impact valuations. For capital providers such as the Company, this has made access to capital more challenging. However, the change in market conditions also has had beneficial effects for capital providers, including, in certain cases, more reasonable pricing of risk and more appropriate contractual terms. Accordingly, for firms that continue to have access to capital, the current environment may provide attractive investment opportunities. The Company’s ability to take advantage of these opportunities is dependent upon its access to equity capital.

As a BDC and a regulated investment company (“RIC”) for tax purposes, the Company is dependent on its ability to raise capital through the issuance of Common Stock. RICs generally must distribute substantially all of their earnings to shareholders as dividends in order to achieve pass-through tax treatment, which prevents the Company from using those earnings to support new investments. Further, BDCs must maintain a debt to equity ratio of less than 1:1, which requires the Company to finance its investments with at least as much equity as debt in the aggregate. The Company maintains sources of liquidity through a portfolio of liquid assets, and other means available to it from time to time, but generally attempts to remain close to fully invested and does not hold substantial cash for the purpose of making new investments. To continue to build the Company’s investment portfolio, and thereby support maintenance and growth of the Company’s dividends, the Company will need access to capital through the public and private equity markets enabling it to take advantage of investment opportunities as they arise.

The following table sets forth the range of high and low closing prices of our Common Stock as reported on The Nasdaq Global Select Market since our initial public offering and the closing sales price as a percentage of net asset value. On May 6, 2013, the last reported closing sale price of our Common Stock was $[___] per share.

The stock quotations are inter-dealer quotations and do not include markups, markdowns or commissions and as such do not necessarily represent actual transactions.

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		Price Range				Premium/Discount of High Sales Price to	Premium/Discount of Low Sales Price to
	NAV (1)	High		Low		NAV	NAV
2006
Fourth Quarter (December 11, 2006 through December 31, 2006)	$14.29		$17.45		$15.79	22.1%	10.5%
2007
First Quarter (January 1, 2007 through March 31, 2007)	$14.78		$18.00		$15.05	21.8%	1.8%
Second Quarter (April 1, 2007 through June 30, 2007)	$15.39		$19.68		$15.75	27.9%	2.3%
Third Quarter (July 1, 2007 through September 30, 2007)	$14.77		$19.10		$13.65	29.3%	(7.6)%
Fourth Quarter (October 1, 2007 through December 31, 2007)	$14.38		$15.49		$10.00	7.7%	(30.5)%
2008
First Quarter (January 1, 2008 through March 31, 2008)	$13.98		$12.99		$9.56	(7.1)%	(31.6)%
Second Quarter (April 1, 2008 through June 30, 2008)	$12.99		$13.35		$9.41	2.8%	(27.6)%
Third Quarter (July 1, 2008 through September 30, 2008)	$12.65		$11.01		$8.07	(13.0)%	(36.2)%
Fourth Quarter (October 1, 2008 through December 31, 2008)	$9.03		$8.41		$3.14	(6.9)%	(65.2)%
2009
First Quarter (January 1, 2009 through March 31, 2009)	$9.41		$4.30		$1.26	(54.3)%	(86.6)%
Second Quarter (April 1, 2009 through June 30, 2009)	$9.73		$6.32		$3.14	(35.0)%	(67.7)%
Third Quarter (July 1, 2009 through September 30, 2009)	$9.93		$6.71		$4.42	(32.4)%	(55.5)%
Fourth Quarter (October 1, 2009 through December 31, 2009)	$9.56		$5.99		$4.56	(37.3)%	(52.3)%
2010
First Quarter (January 1, 2010 through March 31, 2010)	$9.62		$5.71		$3.79	(40.6)%	(60.6)%
Second Quarter (April 1, 2010 through June 30, 2010)	$9.20		$5.88		$4.43	(36.1)%	(51.8)%
Third Quarter (July 1, 2010 through September 30, 2010)	$8.84		$6.69		$4.55	(24.3)%	(48.5)%
Fourth Quarter (October 1, 2010 through December 31, 2010)	$8.21		$7.10		$6.34	(13.5)%	(22.8)%
2011
First Quarter (January 1, 2011 through March 31, 2011)	$8.64		$8.58		$6.70	(0.7)%	(22.5)%
Second Quarter (April 1, 2011 through June 30, 2011)	$8.52		$8.16		$7.12	(4.2)%	(16.4)%
Third Quarter (July 1, 2011 through September 30, 2011)	$8.29		$8.26		$5.33	(0.4)%	(35.7)%
Fourth Quarter (October 1, 2011 through December 31, 2011)	$7.85		$6.85		$5.65	(12.7)%	(28.0)%
2012
First Quarter (January 1, 2012 through March 31, 2012)	$7.78		$7.34		$6.35	(5.7)%	(18.4)%
Second Quarter (April 1, 2012 through June 30, 2012)	$7.66		$7.03		$6.14	(8.2)%	(19.8)%
Third Quarter (July 1, 2012 through September 30, 2012)	$7.82		$9.36		$7.27	19.7%	(7.0)%
Fourth Quarter (October 1, 2012 through December 31, 2012)	$7.85		$9.49		$7.62	20.9%	(2.9)%
2013
First Quarter (January 31, 2013 through March 31, 2013)	$(2)		$10.71		$9.41	(2)%	(2)%
Second Quarter (April 1, 2013 through May 6, 2013)	$(2)	$	[•]	$	[•]	(2)%	(2)%

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(1)	Net asset value per share is generally determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sales prices. The net asset value shown is based on outstanding shares at the end of the applicable period.
(2)	Net asset value has not yet been calculated for this period. We generally determine the net asset value per share of our Common Stock on a quarterly basis.

Although the Company has in the past experienced a share price above the net asset value, there can be no assurance that this will occur, and, in fact, in recent periods the Company’s share price has been well below net asset value. The credit market dislocation and the recent recession impacting the U.S. and global economy has led to significant stock market volatility, particularly with respect to the stock of financial services companies. During times of increased price volatility, the Company’s Common Stock may periodically trade at a smaller premium or below its net asset value, which is not uncommon for BDCs like the Company. The Company’s Common Stock at various times has traded below the net asset value. However, we believe that we may continue to have favorable opportunities to invest, including opportunities that, all else being equal, may increase net asset value over the longer-term, even if financed with the issuance of Common Stock or warrants, options or rights to acquire the Company’s Common Stock at below net asset value. Shareholder approval of Proposal 1 will provide the Company with greater flexibility to invest in such opportunities.

The Board believes that having the flexibility to issue its Common Stock or warrants, options or rights to acquire the Company’s Common Stock at below net asset value in certain instances is in the best interests of shareholders. If the Company were unable to access the capital markets as attractive investment opportunities arise, the Company’s ability to grow over time and continue to pay steady or increasing dividends to shareholders could be adversely affected. It could also have the effect of forcing the Company to sell assets that the Company would not otherwise sell, and such sales could occur at disadvantageous times.

Example of Dilutive Effect of the Issuance of Shares Below Net Asset Value

Before voting on Proposal 1 or giving proxies with regard to this matter, shareholders should consider the potentially dilutive effect on the net asset value of the issuance of shares of our Common Stock at a price less than net asset value. Any sale of Common Stock at a price below net asset value would result in an immediate dilution to existing shareholders on a per share basis. This dilution would include reduction in the net asset value as a result of the issuance of shares at a price below the net asset value and a decrease in a shareholder’s per share interest in the earnings and assets of the Company and per share voting interest in the Company. The Board has considered the potential dilutive effect of the issuance of shares at a price below the net asset value and will consider again such dilutive effect when considering whether to authorize any specific issuance of shares of Common Stock below net asset value. In the past, the Board has determined not to proceed with offerings of shares at a price below NAV in reliance on similar shareholder approval in circumstances where the Board believed that the then trading price of the Company’s common stock would result in excessive dilution to existing investors.

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The 1940 Act establishes a connection between market price and net asset value because, when stock is sold at a market price below net asset value, the resulting increase in the number of outstanding shares is not accompanied by a proportionate increase in the net assets of the issuer. Shareholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of Common Stock proposed to be authorized for issuance, and thus any future issuance of Common Stock at a price below net asset value would dilute a shareholder’s holdings of Common Stock as a percentage of shares outstanding to the extent the shareholder does not purchase sufficient shares in the offering or otherwise to maintain the shareholder’s percentage interest. Further, if the shareholder does not purchase, or is unable to purchase, any shares to maintain the shareholder’s percentage interest, regardless of whether such offering is at a price above or below the then current net asset value, the shareholder’s voting power will be diluted.

The precise extent of any such dilution cannot be estimated before the terms of a Common Stock offering are set. As a general proposition, however, the amount of potential dilution will increase as the size of the offering increases. Another factor that will influence the amount of dilution in an offering is the amount of net proceeds that we receive from such offering. The Board would expect that the net proceeds to us will be equal to the price that investors pay per share, less the amount of any underwriting discounts and commissions and expenses of the offering.

As previously discussed, the Board evaluated a full range of offering sizes. The following example indicates how an offering would immediately affect the net asset value of our Common Stock based on the assumptions set forth below. It does not include any effects or influence on market share price due to changes in investment performance over time, dividend policy, increased trading volume or other qualitative aspects of the shares our Common Stock.

Examples of Dilutive Effect of the Issuance of Shares Below Net Asset Value

The following table illustrates the level of net asset value dilution that would be experienced by a nonparticipating shareholder in three different hypothetical common stock offerings of different sizes and levels of discount from net asset value per share, although it is not possible to predict the actual level of market price decline below net asset value per share that may occur. Actual sales prices and discounts may differ from the presentation below.

The examples assume that Company XYZ has 1,000,000 shares of common stock outstanding, $15,000,000 in total assets and $5,000,000 in total liabilities. The current net asset value and net asset value per share are thus $10,000,000 and $10.00, respectively. The table below illustrates the dilutive effect on nonparticipating shareholder A of (1) an offering of 50,000 shares (5% of the outstanding shares) at $9.50 per share after offering expenses and commission (a 5% discount to net asset value); (2) an offering of 100,000 shares (10% of the outstanding shares) at $9.00 per share after offering expenses and commissions (a 10% discount to net asset value); and (3) an offering of 200,000 shares (20% of the outstanding shares) at $8.00 per share after offering expenses and commissions (a 20% discount to net asset value).

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		Example 1 5% Offering at 5% Discount		Example 2 10% Offering at 10% Discount		Example 3 20% Offering at 20% Discount
	Prior to Sale Below NAV	Following Sale	% Change	Following Sale	% Change	Following Sale	% Change
Offering Price
Price per Share to Public	—	$10.00	—	$9.47	—	$8.42	—
Net Proceeds per Share to Issuer	—	$9.50	—	$9.00	—	$8.00	—
Decrease to NAV
Total Shares Outstanding	1,000,000	1,050,000	5.00%	1,100,000	10.00%	1,200,000	20.00%
NAV per Share	$10.00	$9.98	(0.20)%	$9.91	(0.90)%	$9.67	(3.30)%
Dilution to Shareholder
Shares Held by Shareholder A	10,000	10,000	—	10,000	—	10,000	—
Percentage held by Shareholder A	1.0%	0.95%	(4.76)%	0.91%	(9.09)%	0.83%	(16.67)%
Total Asset Values
Total NAV Held by Shareholder A	$100,000	$99,800	(0.20)%	$99,100	(0.90)%	$96,700	(3.30)%
Total Investment by Shareholder A (Assumed to be $10.00 per Share)	$100,000	$100,000	—	$100,000	—	$100,000	—
Total Dilution to Shareholder A (Total NAV Less Total Investment)	—	$(200)	—	$(900)	—	$(3,300)	—
Per Share Amounts
NAV per Share Held by Shareholder A	—	$9.98	—	$9.91	—	$9.67	—
Investment per Share Held by Shareholder A (Assumed to be $10.00 per Share on Shares Held Prior to Sale)	$10.00	$10.00	—	$10.00	—	$10.00	—
Dilution per Share Held by Shareholder A (NAV per Share Less Investment per Share)	—	$(0.02)	—	$(0.09)	—	$(0.33)	—
Percentage Dilution to Shareholder A (Dilution per Share Divided by Investment per Share)	—	—	(0.20)%	—	(0.90)%	—	(3.30)%

Net asset value is only one determinant of market value. We expect the market price of shares of Common Stock will incorporate a discount or premium factor based on the market assessment of a number of factors, including future earnings and the likelihood of those earnings supporting growth in our dividend yield.

Notwithstanding the dilutive effect of any equity financing on our net asset value, the Board has considered our need to obtain additional capital for investment and other factors discussed in this proxy statement. With more capital to invest, the Board believes that we would be able to make investments with more significant earnings and growth potential. The Board further believes that over time the value of the incremental assets available for investment, taken together with the other factors previously discussed, may be reflected positively in the market price of our shares and that such increases may exceed the initial dilutive effects that we are likely to experience in our net asset value due to offerings of shares of our Common Stock in accordance with Proposal 1. In our view, the secondary market price of our Common Stock serves as an important indicator of the true economic impact on shareholders of any equity offering.

Conditions to Sales Below Net Asset Value

If shareholders approve Proposal 1, the Company will only sell shares of its Common Stock or warrants, options or rights to acquire its Common Stock at a price below the then current net asset value per share of such Common Stock if the following conditions are met:

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•	a “required majority” of the Company’s directors have determined that any such sale would be in the best interest of the Company and its shareholders; and

•	a “required majority” of the Company’s directors, in consultation with the underwriter or underwriters of the offering if it is to be underwritten, have determined in good faith, and as of a time immediately prior to the first solicitation by or on behalf of the Company of firm commitments to purchase such securities or immediately prior to the issuance of such securities, that the price at which such securities are to be sold is not less than a price which closely approximates the market value of those securities, less any underwriting commission or discount.

A “required majority” of directors means both a majority of the Company’s directors who have no “financial interest” in the transaction and a majority of the Directors who are not “interested persons” of the Company within the meaning of Section 2(a)(19) of the 1940 Act (the “Independent Directors”). For these purposes, Directors will not be deemed to have a financial interest solely by their ownership of Company stock.

The Board may determine to issue shares of the Company’s Common Stock below net asset value of such Common Stock in a registered public offering or in a private placement either with or without an obligation to seek to register the resale thereof at the request of the holders. The Board may also determine to use an underwriter or placement agent to assist in selling such shares of Common Stock if it concludes that doing so would assist in marketing such securities on favorable terms.

Even if Proposal 1 is approved, the Company will not be required to sell any Common Stock or warrants, options or rights to acquire its Common Stock.

Key Shareholder Considerations

Before voting on Proposal 1 or giving proxies with regard to this matter, shareholders should consider the potentially dilutive effect of the issuance of shares of the Company’s Common Stock or warrants, options or rights to acquire its Common Stock at a price below the then current net asset value per share of such Common Stock. Any sale of Common Stock or warrants, options or rights to acquire Common Stock at a price below the then current net asset value per share of such Common Stock would result in an immediate dilution to existing common shareholders. This dilution would include reduction in the net asset value per share as a result of the issuance of shares at a price below the net asset value per share and a proportionately greater decrease in a shareholder’s interest in the earnings and assets of the Company and voting interest in the Company than the increase in the assets of the Company resulting from such issuance. The Board will consider the potential dilutive effect when considering whether to authorize any such issuance. In the past, the Board has determined not to proceed with offerings of shares at a price below NAV in reliance on similar shareholder approval in circumstances where the Board believed that the then trading price of the Company’s common stock would result in excessive dilution to existing investors.

Shareholders should also consider that they will have no subscription, preferential or preemptive rights to additional shares of the Common Stock or warrants, options or rights to acquire Common Stock proposed to be authorized for issuance, and thus any future issuance of Common Stock or warrants, options or rights to acquire Common Stock may dilute such shareholders’ holdings of Common Stock as a percentage of shares outstanding to the extent shareholders do not purchase sufficient shares in the offering or otherwise to maintain their percentage interest. Further, if current shareholders of the Company do not purchase any shares to maintain their percentage interest, regardless of whether such offering is above or below the then current net asset value, their voting power will be diluted.

If Proposal 1 is approved by the shareholders, the Company will be permitted, but not required or otherwise obligated, to sell shares of its Common Stock or warrants, options or rights to acquire its Common Stock at a price below the then current net asset value per share of such Common Stock until the one-year anniversary of the date of the shareholder approval. If the Company issues any warrants, options or rights to acquire Common Stock, the issuance of any Common Stock upon the exercise of any such warrants, options or rights may only be effected within one year of such shareholder approval to the extent such issuance would result in an acquisition of Common Stock AT A PRICE below the then current net asset value per share of such Common Stock. If Proposal 1 is not approved, the Company may be unable to raise capital when it would be beneficial and desirable, or may be limited in the manner in which it raises capital (for example, by being required to utilize a rights offering).

The affirmative vote of:

(i)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting; and

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(ii)	the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Special Meeting that are not held by “affiliated persons” (as defined in the 1940 Act) of the Company is required to approve Proposal 1.

For purposes of Proposal 1, the 1940 Act defines “a majority of the outstanding shares” as: (i) 67% or more of the voting securities present at the Special Meeting if the holders of more than 50% of the outstanding voting securities of the Company are present or represented by proxy; or (ii) 50% of the outstanding voting securities of the Company, whichever is less.

Abstentions will be considered present at the Special Meeting and will have the effect of a vote against Proposal 1. Broker non-votes (if any) will be treated as not present at the Special Meeting and, as a result, will have no effect on the Company’s ability to obtain the approval of 67% or more of the voting securities present at the Special Meeting but would have the same effect as a vote against Proposal 1 if the Company did not obtain the approval of 67% or more of the voting securities present and instead were seeking to obtain the affirmative vote of 50% of the outstanding voting securities of the Company. Unless otherwise indicated, the persons named in the proxy will vote all proxies in favor of Proposal 1.

The Board recommends a vote “FOR” the proposal to authorize the company, subject to certain limitations described in this proxy statement, to sell shares of its common stock during the next year at a price below the Company’s then current net asset value per share of such common stock.

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PROPOSAL 2. TO APPROVE THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE NOTES INTO MORE THAN 20% OF OUR COMMON STOCK OUTSTANDING ISSUED AT A DISCOUNT TO THE COMPANY’S NET ASSET VALUE PER SHARE UNDER APPLICABLE NASDAQ RULES

Background

On March 16, 2011, we sold approximately $60.0 million in aggregate principal amount of 8.75% Convertible Senior Notes due 2016 (the “Convertible Notes”) to certain investors under an Indenture by and between KCAP Financial and U.S. Bank National Association, as Trustee (the “Indenture”), dated as of March 16, 2011. Holders of the Convertible Notes may convert their notes into shares of our common stock at their option at any time prior to the close of business on the business day immediately preceding March 15, 2016. The conversion rate for the Convertible Notes was initially 118.5255 shares per $1,000 principal amount of Convertible Notes (equivalent to an initial conversion price of approximately $8.437 per share of common stock. The conversion rate is subject to adjustment upon the occurrence of any of the following:

(1)	if we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination;

(2)	if we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 60 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediate preceding the date of announcement of such issuance;

(3)	if we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:

•	dividends, distributions or issuance as to which an adjustment was effected pursuant to clause (1) or (2) above,
•	dividends or distributions paid exclusively in cash,
•	spin-offs, and
•	non-separate rights;

(4)	if any cash dividend or distribution is made to all or substantially all holders of our common stock, other than a regular, quarterly cash dividend that does not exceed $0.17 per share (the “initial dividend threshold”); or

(5)	if we, or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per shares of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

The conversion rate of the Convertible Notes as of December 31, 2012 was approximately 122.5638 shares of our common stock per $1,000 principle amount of Convertible Notes, equivalent to a conversion price of approximately $8.159 per share of our common stock. Under certain limited circumstances, we may elect to deliver cash in lieu of shares otherwise deliverable upon conversion in order to comply with certain listing standards of The Nasdaq Global Select Market.

Nasdaq Shareholder Approval Requirement

Because our common stock is listed on The Nasdaq Global Select Market, we are subject to the Nasdaq Rules. Under Nasdaq Listing Rule 5635(d), prior shareholder approval is required for the issuance, other than in a public offering, of shares of common stock upon conversion or exercise of securities convertible into common stock at a price less than the greater of book or market value (i.e., net asset value) of the common stock if the securities are convertible into 20% or more of a company’s common stock (the “Nasdaq Private Placement Rule”).

Under certain limited circumstances, we may elect to deliver cash in lieu of shares otherwise deliverable upon conversion in order to comply with certain listing standards of The Nasdaq Global Select Market. Pursuant to the Indenture, if holders of the Convertible Notes elect to convert their notes into shares of our common stock in an amount that is 20% or more of the Company’s common stock at conversion rate that is below the Company’s net asset value per share, the Company must elect to deliver cash to such holders in lieu of shares of our common stock in accordance with applicable Nasdaq Rules. The conversion rate of the Convertible Notes as of December 31, 2012 was approximately 122.5638 shares of our common stock per $1,000 principle amount of Convertible Notes, equivalent to a conversion price of approximately $8.159 per share of our common stock. As of December 31, 2012, the Company’s net asset value per share was $7.85.

Shareholder Considerations

As described above, the Indenture contains provisions for the adjustment of the conversion rate of the Convertible Notes that could result in the conversion rate being reduced in the future to an amount that is less than the net asset value per share of our common stock upon conversion of the Convertible Notes. Without shareholder approval of this proposal, if holders of the Convertible Notes elect to convert their notes into an amount of shares of our common stock that is more than 20.0% of our total outstanding shares and if the conversion rate is below our net asset value per share we will be required to deliver cash in lieu of shares otherwise deliverable upon conversion in order to comply with the listing standards of The Nasdaq Global Select Market. Assuming all holders of the Convertible Notes elected to convert their notes, and based on a conversion rate of $8.159 per share and $60.0 million in aggregate principal amount of Convertible Notes outstanding as of December 31, 2012, we would be required to deliver an amount equal to $[•] million to the holders of the Convertible Notes. If Proposal 2 is approved, we may issuance common stock upon conversion of the Convertible Notes in an amount that may exceed 20% of our common stock currently outstanding rather than being required under the terms of the Indenture to deliver cash in lieu of shares of our common stock. Accordingly, we seek your approval of the Proposal 2 to approve the issuance of shares upon conversion of the Convertible Notes into more than 20% of our common stock outstanding issued at a discount to the Company’s net asset value per share in order to satisfy the requirements of the Nasdaq Private Placement Rule.

Vote Required

The approval of the issuance of shares upon conversion of the Convertible Notes into more than 20% of our common stock outstanding issued at a discount to the Company’s net asset value per share under applicable Nasdaq Rules requires the affirmative vote of a majority of the total votes cast on the proposal at the Special Meeting, either in person or by proxy. Holders of the Convertible Notes are not eligible to vote on Proposal 2 as described in this proxy statement in accordance with Nasdaq Rules. Abstentions and broker “non-votes” will have no effect with respect to the approval of Proposal 2.

The Board recommends a vote “FOR” the proposal to approve the issuance of shares upon conversion of the Convertible Notes into more than 20% of our common stock outstanding issued at a discount to the Company’s net asset value per share under applicable Nasdaq Rules.

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OTHER MATTERS

Attending the Special Meeting

The Special Meeting will take place at the offices of the Company, 295 Madison Avenue, 6th Floor, New York, New York 10017.

Shareholder Proposals

A shareholder wishing to submit a proposal for inclusion in the proxy statement for a special meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, should send such written proposal to the Corporate Secretary of the Company within a reasonable time before the solicitation of proxies for such meeting. There is no guarantee that any proposal submitted by a shareholder will be included in the proxy statement.

Communications to the Board

Shareholders may communicate with the Board or one or more directors by sending a letter addressed to the Board or to any one or more directors, c/o Corporate Secretary, KCAP Financial, Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017, in an envelope clearly marked “Shareholder Communication.” The Corporate Secretary’s office will forward such correspondence unopened to one or more members of the Board, unless the envelope specifies that it should be delivered to a specific director.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify the Company by sending a written request to KCAP Financial, Inc., Investor Relations, 295 Madison Avenue, 6th Floor, New York, New York 10017, or calling Investor Relations at (212) 455-8300.

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Annual Report

The Company will furnish, without charge, a copy of its 2012 annual report, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, to a shareholder upon request directed to KCAP Financial, Inc., 295 Madison Avenue, 6th Floor, New York, New York 10017, Attention: Edward U. Gilpin, Secretary or by telephone by calling collect at (212) 455-8300. The Annual Report with exhibits is also available at no cost through the SEC’s EDGAR database available at www.sec.gov.

Important Notice Regarding the Availability of Proxy Materials for the Special Shareholder Meeting To Be Held on June 21, 2013: The proxy statement is available at www.kcapfinancial.com.

General Information

Management knows of no other business which may be properly brought before the Special Meeting. However, if any other matters shall properly come before the Special Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgment on such matters. Shareholders may contact the Company by mail to KCAP Financial, Inc., Investor Relations, 295 Madison Avenue, 6th Floor, New York, New York 10017, or by calling Investor Relations at (212) 455-8300 for directions to attend the Special Meeting and vote in person.

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the meeting in person, you are urged to fill in, sign and return the proxy in the enclosed stamped, self-addressed envelope or to vote electronically or by telephone by using the toll-free telephone number stated on the form of proxy and as further described on page 1 of this proxy statement.

By order of the Board,

Edward U. Gilpin

Secretary

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